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                                                                  Exhibit 10.29



                               February 22, 2001

Mr. Frank Wiener
13658 Pleasant Drive
Largo, FL 33774

Dear Frank:

         This letter will memorialize our agreement with respect to the phasing out of your employment with Paradyne Networks, Inc. (the "Company"). Please acknowledge your agreement by signing in the space indicated at the end of this letter.

         1. Termination of Employment. Your employment with the Company will continue at your existing salary and compensation level until August 31, 2001 (the "Scheduled Departure Date"), at which date your employment will be deemed terminated without cause without the requirement of further act or notice by you or the Company. All compensation and employee benefits will cease as of the Scheduled Departure Date and you will not be entitled to payment for any unused accrued vacation pay. During the remaining term of your employment, you will have such duties and responsibilities as may be assigned to you by the Chief Executive Officer of the Company, which may or may not be consistent with your customary duties and responsibilities. You acknowledge that no annual bonus or other cash incentive compensation will be payable to you with respect to fiscal year 2001 unless circumstances change, this agreement is terminated and you remain an employee on the last day of the fiscal year.

         2.       Earlier Termination.

                  (a) By the Company. The Company may at any time prior to August 31, 2001 designate an earlier date for the termination of your employment (the "Early Termination Date"), in which case you and the Company agree to publicly announce your resignation to pursue personal interests. In the event the Company exercises its right to early termination as provided herein, then as severance compensation and in consideration of your entering into the General Release in the form attached hereto as Exhibit A and your other promises and covenants contained in this agreement: (i) your outstanding options to acquire Company stock will become vested as of the Early Termination Date with respect to all of the option shares that would have been vested by their terms as of August 31, 2001 (as such options are amended by Section 3 of this agreement), and you will have until the later of August 31, 2001 or 60 days from the Early Termination Date to exercise any vested options, and (ii) the Company will pay you severance payments in the aggregate amount of base salary that you would have earned through August 31 2001 had your employment extended through that date. Such severance payments shall be paid in quarterly lump sum amounts as follows: (i) the first lump sum amount, which shall be paid within two (2) weeks after the Early Termination Date, shall be in the amount of base salary you would have earned through the earlier of August 31, 2001 or the end of the calendar quarter in which the Early Termination Date occurred, and (ii) additional lump sum amounts will be paid at the beginning of each subsequent calendar


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quarter in the amount of base salary you would have earned through the earlier of August 31, 2001 or the end of such calendar quarter. All other employee benefits will cease as of the end of the month in which the Early Termination Date occurs and you will not be entitled to payment for any unused accrued vacation pay.

                  (b) By You. You may at any time prior to August 31, 2001 designate an earlier date for the termination of your employment (the "Early Resignation Date"), which shall be not less than two (2) weeks or greater than three (3) weeks after your notice to the Company of such early resignation. In the event you exercise your right to early resignation as provided herein, then as severance compensation and in consideration of your entering into the General Release in the form attached hereto as Exhibit A and your other promises and covenants contained in this agreement, the Company will pay you severance payments in the aggregate amount of base salary that you would have earned through August 31 2001 had your employment extended through that date. Such severance payments shall be paid in quarterly lump sum amounts as follows:
(i) the first lump sum amount, which shall be paid within two (2) weeks after the Early Termination Date, shall be in the amount of base salary you would have earned through the earlier of August 31, 2001 or the end of the calendar quarter in which the Early Termination Date occurred, and (ii) additional lump sum amounts will be paid at the beginning of each subsequent calendar quarter in the amount of base salary you would have earned through the earlier of August 31, 2001 or the end of such calendar quarter. Your outstanding unvested stock options (as such options are amended by Section 3 of this agreement) will cease to vest as of the Early Resignation Date and you will have 60 days from the Early Resignation Date to exercise any vested options. All other employee benefits will cease as of the end of the month in which the Early Resignation Date occurs and you will not be entitled to payment for any unused accrued vacation pay.

         3. Amendment of Certain Stock Options. The options that were granted to you on November 3, 2000 to acquire 180,000 shares of common stock of the Company are hereby amended to provide that they shall vest as to six and one quarter percent (6.25%) of the shares covered thereby on each three (3) month anniversary of the date of grant thereafter (for full vesting after four
(4) years), provided that vesting will cease upon the termination of your employment for any reason. As amended hereby, such options remain in full force and effect.

         4. Acknowledgement of Rights and Benefits. You acknowledge that the payments and benefits described herein are in exchange for your signing this agreement. You are reminded of your right to purchase continued health insurance coverage for a period of up to eighteen (18) months following the your termination of employment pursuant to the terms of applicable law.


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         5.       Certain Covenants.

                  (a) Agreement Not to Disclose. You and the Company agree that neither shall disclose to any person or entity the fact that this agreement was entered into or the substance hereof; provided, that nothing contained herein is intended to or shall limit your or the Company's ability to comply with applicable laws, rules or regulations; to obtain any benefits under any bond and/or insurance policy; to commence, institute, prosecute or defend any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority; or to consult with counsel in connection with the negotiation, execution or enforcement of this agreement.

                  (b) Agreement Not to Disparage. You and the Company agree that neither shall say, write or communicate in any manner to any person or entity anything substantially derogatory about the other, regardless of the truth or falsity of the information; provided, that nothing contained herein is intended to or shall limit your or the Company's ability to comply with applicable laws, rules or regulations; to obtain any benefits under any bond and/or insurance policy; or to commence, institute, prosecute or defend any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority. In this connection, you specifically agree that, for purposes hereof, the "Company" means and includes the Company and its officers, directors, employees, affiliates and representatives.

                  (c) Return of Company Property. At such time as you cease to be affiliated with the Company, you will deliver to the Company all property belonging to the Company, including, without limitation, all confidential information of the Company then in your possession, including soft and hard copies thereof.

         6. General Release. As a condition to the receipt of the severance benefits provided herein, you agree to execute a General Release in substantially the form attached hereto as Exhibit A on or about the Early Termination Date or the Early Resignation Date.

         7. Tax Matters. You and we acknowledge and agree that the payments and benefits described herein may be taxable income, and we each covenant to comply with all federal and state income and employment tax requirements, including all reporting and withholding requirements, relating thereto.

         8. Relationship to Other Agreements. The rights and obligations under this agreement shall be in addition to any employment arrangements between you and the Company that may exist at the time of the termination of your employment, except that in the event of any conflict between this agreement and such other arrangement, the provisions of this agreement shall control.

         9. Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Florida shall govern this agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

         Again, to indicate your acknowledgment of our agreement as memorialized above, please sign and date this letter and the enclosed duplicate copy in the space provided below and return one originally executed copy to the Company.

                                      Very truly yours,

                                      PARADYNE NETWORKS, Inc.


                                      By: /s/ Sean E. Belanger
                                          -------------------------------------
                                          Sean E. Belanger
                                          President and Chief Executive Officer

Acknowledged as being the true agreement of the parties, this 22nd day of February, 2001.




                                      EMPLOYEE

                                          /s/ Frank Wiener
                                          -------------------------------------
                                          Frank Wiener






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                                   EXHIBIT A

                                GENERAL RELEASE

         FOR AND IN CONSIDERATION OF the severance benefits provided in that certain letter agreement, dated as of February 22, 2001, by and between Paradyne Networks, Inc. ("Paradyne") and Frank Wiener ("Wiener") of which this General Release is an integral part (the "Severance Agreement"), the receipt and sufficiency of which is hereby acknowledged, Wiener, for himself, his successors and assigns, now and forever hereby releases and discharges Paradyne and all its past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns and attorneys (hereinafter collectively referred to as "Releasees") from any and all claims, charges, actions, causes of action, sums of money due (except for the monies due to Wiener to payout the remainder of his 2000 Incentive Compensation Plan as well as the severance payments due him as stated in that certain letter agreement, dated as of February 22, 2001, by and between Paradyne Networks, Inc. ("Paradyne") and Frank Wiener ("Wiener")), suits, debts, covenants, contracts, agreements, promises, demands or liabilities (hereinafter collectively referred to as "Claims") whatsoever, in law or in equity, whether known or unknown, which Wiener ever had or now has from the beginning of time up to the date this General Release ("Release") is executed, including but not limited to those claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between Paradyne and Wiener.

         Without limiting the generality of the foregoing, Wiener hereby acknowledges and covenants that in consideration for the sums being paid to him he has knowingly waived any right or opportunity to assert any claim that is in any way connected with any employment relationship or the termination of any employment relationship which existed between Paradyne and Wiener. Wiener further understands and agrees that he has knowingly relinquished, waived and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys' fees.
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         Wiener specifically acknowledges and agrees that he has knowingly and voluntarily released Paradyne and all other Releasees from any and all claims arising under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq., which Wiener ever had or now has from the beginning of time up to the date this Release is executed, including but not limited to those claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between Paradyne and Wiener. Wiener further acknowledges and agrees that he has been advised to consult with an attorney prior to executing this Release and that he has been given twenty-one
(21) days to consider this Release prior to its execution. Wiener also understands that he may revoke this Release at any time within seven (7) days following its execution. Wiener understands, however, that this Release shall not become effective and that none of the consideration described above shall be paid to him until the expiration of the seven-day revocation period.

         Wiener acknowledges that the terms of this Release must be kept confidential. Accordingly, Wiener agrees not to disclose or publish to any person (except his spouse) or entity, except as required by law, or as necessary to prepare tax returns, the terms and conditions or sums being paid in connection with this Release.

         It is understood and agreed by Wiener that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of Paradyne or any of the other Releasees, by whom liability is expressly denied.

         This Release is executed by Wiener voluntarily and is not based upon any representations or statements of any kind made by Paradyne or any of the other Releasees as to the merits, legal liabilities or value of his claims. Wiener further acknowledges that he has had a full and reasonable opportunity to consider this Release and that he has not been pressured or in any way coerced into executing this Release.

         Wiener acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven-day revocation period and that he will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release. Wiener further acknowledges and agrees that, with the exception of an action to challenge his waiver of claims under the ADEA, he shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against Paradyne or any other Releasee based upon a claim which is covered by the terms of the release contained herein, without first repaying all monies paid to him under the terms of this Release. Furthermore, with the exception of an action to challenge his waiver of claims under the ADEA, if Wiener does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against Paradyne or any other Releasee based upon a claim which is covered by the release set forth herein, Wiener shall pay to Paradyne and/or the appropriate Releasee all their costs and attorneys' fees incurred in their defense of Wiener's action.

         This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Florida. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

         This document contains all terms of the Release and supersedes and invalidates any previous agreements (except that certain letter agreement, dated as of February 22, 2001, by and between Paradyne Networks, Inc. ("Paradyne") and Frank Wiener ("Wiener")) or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.







         IN WITNESS WHEREOF, the undersigned acknowledges that he has read these three pages and he sets his hand and seal this ____ day of ____________, 2001.

                                          /s/ Frank Wiener
                                          -------------------------------------
                                          Frank Wiener

Sworn to and subscribed
before me this _____ day
of ______________, 2001.